Exhibit 1

STOCKHOLDERS AGREEMENT

       THIS AGREEMENT, made and entered into as of the 1st day of March, 1995 by and between DAVID A. ULRICH, SR., and AGATHA T. ULRICH, hereinafter referred to as "David, Sr.," and "Agatha," respectively, and DAVID A. ULRICH, JR., MARILYN T. ULRICH GRAVES, KATHLEEN L. MCGARRY, THOMAS G. ULRICH, SR., BRIAN MCGARRY, VICKI ULRICH, DEBRA ULRICH, AGATHA ULRICH and GERALD J. KAHN, Trustees of the DAVID A. ULRICH IRREVOCABLE TRUST U/A Dated December 21, 1984, REBECCA MCGARRY, LISA A. ULRICH, MICHAEL MCGARRY, Kathleen McGarry as Custodian for ERIN MCGARRY under the Wisconsin Uniform Gifts to Minors Act and Wisconsin Uniform Transfer to Minors Act, Kathleen McGarry as Custodian for COLLEEN MCGARRY under the Wisconsin Uniform Gifts to Minors Act and Wisconsin Uniform Transfer to Minors Act, Thomas G. Ulrich, Sr. as Custodian for THOMAS G. ULRICH, JR. under the Wisconsin Uniform Gifts to Minors Act and Wisconsin Uniform Transfer to Minors Act, Marilyn T. Ulrich-Graves as Custodian for ROBERT F. GRAVES, JR. under the Wisconsin Uniform Gifts to Minors Act and Wisconsin Uniform Transfer to Minors Act and David A. Ulrich, Jr. as Custodian for ALEXANDRIA L. ULRICH under the Wisconsin Uniform Transfers to Minors Act, who are hereinafter referred to individually as "Stockholder" and collectively as "Stockholders."

W I T N E S S E T H:

       WHEREAS, David, Sr., Agatha and the Stockholders beneficially own certain of the outstanding shares of the common stock of Tri City Bankshares Corporation (the "Corporation").

       WHEREAS, the parties hereto wish to regulate the sale or other disposition of the stock of the Corporation in order to assure continuity of management by precluding interference from third parties.

       NOW, THEREFORE, in consideration of the promises set forth herein, the parties mutually promise and agree as follows:

ARTICLE I

General Restriction on Sale or
Other Disposition of Stock

       A Stockholder shall not, during his lifetime or upon his death, sell, transfer, give, assign, bequeath, pledge or otherwise encumber or divest himself of ownership or control of all or any part of his stock in the Corporation, whether voluntarily or by operation of law, except in accordance with the terms of this Agreement.

ARTICLE II

Permitted Disposition of Stock

       2.1. Permitted Transfers. A Stockholder may, during his or her lifetime, transfer, give, assign, pledge or otherwise encumber or dispose of all or any part of his or her shares of stock in the Corporation to David, Sr. or Agatha, or to a member or members of a group consisting of David, Sr.'s issue ("David's Issue"), the spouses of his Issue, or a trust created for the primary benefit of any such issue or his or her spouse, (such persons hereinafter referred to individually as a "Permitted Transferee" and collectively as "Permitted Transferees"); provided, however, that any such transfer shall be subject to the following conditions: (i) that any Permitted Transferee at the time of the transfer shall agree in writing expressly for the benefit of the other parties to this Agreement to be bound by this Agreement to the same extent as if said Transferee had been an original party hereto and (ii) that said Transferee shall not, during his lifetime or upon his death, sell, transfer, give, assign, pledge, bequeath or otherwise encumber or dispose of the stock transferred to him except to the Stockholder from whom he acquired such stock or to a person or persons to whom said Stockholder is permitted to transfer stock pursuant to this Paragraph 2.1; (iii) the spouse of any Permitted Transferee shall execute a Spousal Consent and Acknowledgement in substantially the form attached hereto; and (iv) any such transfer by a Permitted Transferee shall be subject to the conditions set forth above.

       2.2. Deemed Ownership of Stock. The stock owned by the Permitted Transferees of a Stockholder (other than Permitted Transferees who are Stockholders) shall be considered as stock owned by the transferor Stockholder for purposes of this Agreement except in the case of a deceased Stockholder; and except as otherwise provided in this Agreement, any offer, purchase, option or other action which the Stockholder is required to make or accept pursuant hereto shall also be made or accepted by his Permitted Transferees with respect to the stock of the Corporation owned by his Permitted Transferees. The stock transferred by a Stockholder to David, Sr. or Agatha or David's Issue shall, notwithstanding anything else herein contained, be deemed owned by David, Sr., or Agatha, or David's Issue, as the case may be, as of the date hereof.

ARTICLE III

Third Party Transfers - Offer
to David, Sr., Agatha and Stockholders

       3.1. Offer to Sell. If a Stockholder or Permitted Transferee wishes to sell, transfer, or otherwise dispose of all or any portion of his stock in the Corporation, except as may be permitted under Article II, above, or under any other provision of this Agreement, or is to be divested of his interest in all or a portion of his stock through seizure or sale, or any transfer through operation of law, he shall first offer such stock for sale in writing simultaneously to David, Sr., Agatha and (i) if the offer is from a Stockholder, all of the remaining Stockholders other than the offering Stockholder and all of the Permitted Transferees who own stock in the Corporation; or (ii) if the offer is from a Permitted Transferee, all of the Stockholders, including the Stockholder who transferred the stock to the Permitted Transferee and all of the remaining Permitted Transferees who own stock in the Corporation other than the offering Permitted Transferee. Such offer shall state the number of shares to be transferred, the name and address of the proposed purchaser or transferee, and the terms and conditions of the proposed sale or transfer. In the case of a proposed sale, such stock shall be offered to David, Sr., Agatha, the other Stockholders and the Permitted Transferees who own stock in the Corporation. The offering price of each share of said stock shall be the lesser of the proposed sale price or its market value as determined under Article VI, below, and the terms and conditions of payment shall be as set forth in Article VII, below. In the case of a proposed gift, a proposed transfer for consideration other than money, or a proposed transfer without a stated price, the offering price shall be its market value as determined under Article VI, below. If a Stockholder or Permitted Transferee is to be divested of his interest in said stock through seizure or sale by legal process or any transfer through operation of law, the offering price of the stock shall be seventy-five percent (75%) of its market value as determined under Article VI, below. In the case of a transfer or disposition described in the preceding two sentences, the terms and conditions of payment shall be as set forth in Article VII, below.

       3.2. Acceptance of Offer. David, Sr. and/or Agatha may accept the offer of sale as to all or any portion of said stock within thirty (30) days after the making of said offer. If David, Sr. and/or Agatha do not accept the offer with respect to all of the shares of stock being offered, the President of the Corporation shall call a meeting of all Stockholders and Permitted Transferees entitled to attend the meeting. If the offer of sale is from a Stockholder, all of the Stockholders except the offering Stockholder and all Permitted Transferees who own stock in the Corporation shall be entitled to attend the meeting. If the offer of sale is from a Permitted Transferee, all of the Stockholders, including the Stockholder who transferred shares to the Permitted Transferee, and all of the Permitted Transferees who own stock in the Corporation except the offering Permitted Transferee shall be entitled to attend. Such meeting shall be held at the regular office of the Corporation in the State of Wisconsin not less than fifteen (15) days nor more than thirty (30) days after the expiration of the offer to David, Sr. and Agatha. The Stockholders and Permitted Transferees present or legally represented at such meeting shall elect a Chairman who shall make successive offers of the shares not accepted by David, Sr. and Agatha to those Stockholders and Permitted Transferees present, including the Chairman, in accordance with the procedure set forth in Paragraph 3.3, below. Such successive offers shall continue until either all of the shares so offered are accepted or until it is determined by successive offerings that all of the shares so offered will not be accepted.

       3.3. Procedure at Meeting. At the meeting called in accordance with Paragraph 3.2, above, the Chairman shall offer the stock not accepted by David, Sr. and Agatha to the Stockholders and Permitted Transferees who are present or legally represented at the meeting, including the Chairman, in the following manner:

       3.31. The Chairman shall offer to each Stockholder and Permitted Transferee present or legally represented, and each may accept, only that percentage of the stock not accepted by David, Sr. and Agatha as the number of shares of stock of the Corporation owned by him of the class being offered bears to the number of shares of stock of the class being offered owned by all Stockholders and Permitted Transferees present or legally represented owning stock in such class.

       3.32. If all of the stock offered is not accepted in accordance with the procedure set forth in Paragraph 3.31, above, the Chairman shall thereafter make successive offerings during each of which he shall offer to each Stockholder and Permitted Transferee present or legally represented who has not previously refused to accept all of the stock offered to him at such meeting, that percentage of the shares not previously accepted by those present at the meeting as the number of shares of stock of the class being offered owned by him, including shares accepted at the meeting, bears to the number of shares of such class owned, including shares accepted at the meeting, by all Stockholders and Permitted Transferees present or legally represented who have not previously refused to accept all of the stock offered to them at such meeting.

       3.4. Disposition to Third Party. At the conclusion of the meeting, if any, called pursuant to Paragraph 3.2, above, the Chairman shall notify the offering Permitted Transferee or Stockholder of the number of shares accepted by each Stockholder and Permitted Transferees present or legally represented at such meeting. If the offer of sale is not accepted by David, Sr., Agatha and the other Stockholders and Permitted Transferees with respect to all of the shares offered for sale, the offering Stockholder or Permitted Transferee shall have the right to sell or transfer the shares of his stock offered for sale under Paragraph 3.1, above, but not accepted, to the third party designated in the offer of sale required under Paragraph 3.1, above, on the same terms and conditions specified in said offer; provided, however, that such sale or transfer is made within ninety (90) days after the date on which the original offer was made to David, Sr., Agatha and the other Stockholders and Permitted Transferees under Paragraph 3.1, above. In the event of a sale or a transfer to a third party in accordance with this Paragraph, David, Sr., Agatha, the other Stockholders and Permitted Transferees shall provide the offering Stockholder or Permitted Transferee with such documents and instruments as may be necessary to permit the sale or transfer of any shares sold or transferred to the third party free of the restrictions of this Agreement.

       3.5. Failure of Sale. If neither David, Sr., Agatha, the other Stockholders nor the Permitted Transferees accept, nor the third party purchases, all of the stock offered for sale within the periods provided in Paragraphs 3.2, 3.3 and 3.4, above, the shares of said stock not purchased shall again be subject to the restrictions of this Agreement.

       3.6. Remedy for Violation. Upon any sale, transfer, pledge, or other disposition of shares of the stock of the Corporation in violation of any of the provisions of this Agreement, David, Sr., Agatha, the other Stockholders and Permitted Transferees shall have, in addition to such other remedies and damages as may be available to them under applicable law, the right and option, within one hundred twenty (120) days after the discovery of such sale or other disposition in violation of this Agreement, to purchase all or any of such shares from the holder thereof at the lower of the price at which such shares were sold or at seventy-five percent (75%) of the market value thereof as determined under Article VI, below, and on the terms and conditions of payment as provided in Article VII, below, in a manner consistent with the procedure set forth and described in this Article.

ARTICLE IV

Rights Upon Death of a Stockholder or Permitted Transferee

       Any shares of the Corporation's stock which are owned by a deceased Stockholder or Permitted Transferee at his death, may be transferred pursuant to the deceased Stockholder's will or the applicable laws of intestate succession, as the case may be, to such deceased Stockholder's or Permitted Transferee's spouse, provided either the deceased Stockholder or Permitted Transferee or his or her spouse is David's Issue, or David, Sr., Agatha, or any of David's Issue or a trust created for the primary benefit of any of David's Issue or the deceased Stockholder's or Permitted Transferee's spouse, provided either the deceased Stockholder or Permitted Transferee or his or her spouse is David's Issue, (any such transferee being referred to in this Agreement as "Permitted Family Transferee"); provided, however, that the Permitted Family Transferee at the time of the receipt of said stock agrees in writing expressly for the benefit of the other parties to this Agreement, that said stock shall be held subject to the terms of this Agreement and that said Permitted Family Transferee shall not, during his lifetime or upon his death, sell, transfer, give, assign, pledge, bequeath or otherwise dispose of said stock to any person other than David, Sr., Agatha or any other Permitted Family Transferee. If any Permitted Family Transferee to whom stock is to be transferred refuses to so agree, or if the stock owned by the deceased Stockholder or Permitted Transferee is transferred to an individual or entity other than a Permitted Family Transferee, David, Sr. and/or Agatha, any other Stockholder and any Permitted Transferee who owns stock in the Corporation shall have the right, exercisable for a period of one hundred eighty (180) days after notice of such fact from the personal representative of the deceased Stockholder's or Permitted Transferee's estate, to demand that the estate of said deceased Stockholder or Permitted Transferee offer to sell such stock to David, Sr. and/or Agatha, the other Stockholders and Permitted Transferees at seventy-five percent (75%) of its market value, determined as provided in Article VI, below, and on the terms and conditions of payment as provided in Article VII, below, in a manner consistent with the procedure set forth and described in Article III, above. If the offer of sale is not accepted by David, Sr. and/or Agatha or the other Stockholders or Permitted Transferees with respect to all of the shares offered for sale, then the shares of stock offered for sale hereunder, but not accepted, may be transferred to such Transferee free of the restrictions of this Agreement. The provisions of this Article IV shall be subject to the terms and conditions of Article V, below.

ARTICLE V

Option Respecting Marital Property and Divorce

       5.1. Classification of Stock after Death of a Spouse. After the death of the spouse who is not David's Issue ("Deceased Spouse") of a Stockholder ("Surviving Stockholder") or of a Permitted Transferee ("Surviving Permitted Transferee") who owns stock in the Corporation, either David, Sr., Agatha, the Surviving Stockholder or the Surviving Permitted Transferee may request that the personal representative of the estate of the Deceased Spouse petition the Court having jurisdiction over the Estate of the Deceased Spouse for an order under Section 857.01 of the Wisconsin Statutes determining the classification of the shares of the Corporation's stock of the Surviving Stockholder or the Surviving Permitted Transferee for purposes of the Wisconsin Uniform Marital Property Act, Chapter 766 of the Wisconsin Statutes. Upon receipt of the Court's order, such personal representative shall provide David, Sr., Agatha and the Surviving Stockholder or Surviving Permitted Transferee with a true and accurate copy thereof. Such request shall be made by written notice to the personal representative of the estate of the Deceased Spouse within eighteen (18) months after the date of death of the Deceased Spouse. The personal representative of the estate of the Deceased Spouse shall take the actions requested promptly upon receipt of such notice.

       5.2. Death of a Spouse or Dissolution of Marriage.

       5.21. Right to Purchase Shares. If the spouse (the "Selling Spouse") of an issue of David, Sr. who is a Stockholder (the "Original Ulrich Stockholder") or of a Permitted Transferee (the "Original Ulrich Permitted Transferee") dies or the marriage of a Stockholder or any Permitted Transferee is dissolved and, after such death or dissolution, title to or ownership of any interest in any of the Original Ulrich Stockholder's or the Original Ulrich Permitted Transferee's shares of stock in the Corporation is vested in any person other than the Original Ulrich Stockholder or the Original Ulrich Permitted Transferee, then the Original Ulrich Stockholder or the Original Ulrich Permitted Transferee, as the case may be, shall have the right and option to purchase from the owner or owners thereof any or all of such shares of stock transferred to or confirmed in such other persons (the "Marital Shares"), and, if the Original Ulrich Stockholder or the Original Ulrich Permitted Transferee exercises such option, such owner or owners shall sell their Marital Shares to the Original Ulrich Stockholder or the Original Ulrich Permitted Transferee, as the case may be, at the price and upon the terms and conditions of payment set forth in Paragraphs 5.25 and 5.26, below. In the case of a marital dissolution, the Original Ulrich Stockholder or the Original Ulrich Permitted Transferee shall have the option to purchase any other shares of stock in the Corporation (the "Other Shares") owned by his or her spouse at the price and upon the terms and conditions of payment set forth in Paragraphs 5.25 and 5.26, below. Such options shall be exercisable by written notice from the Original Ulrich Stockholder or the Original Ulrich Permitted Transferee, as the case may be, to David, Sr., Agatha and the Selling Spouse or the personal representative of the estate of the Selling Spouse at any time within an option exercise period (the "Option Exercise Period") of (a) eighteen (18) months after the date of the Selling Spouse's death, or (b) in the event of dissolution of the marriage of the Original Ulrich Stockholder or the Original Ulrich Permitted Transferee, sixty (60) days after the date of entry of any final order, judgment or decree determining the rights, if any, of the Selling Spouse in the Marital Shares (the "Dissolution Order"). Notwithstanding the foregoing if, as a result of the death of the Selling Spouse, a petition for determination of the classification of the stock in the Corporation of the Original Ulrich Stockholder or the Original Ulrich Permitted Transferee is filed in a court of competent jurisdiction before expiration of said eighteen (18) month period after the death of the Selling Spouse, then the Option Exercise Period shall be extended until six (6) months after a final determination of such classification. For purposes hereof, a determination of the classification of the stock of the Original Ulrich Stockholder or the Original Ulrich Permitted Transferee or a Dissolution Order shall be considered "final" when made by a court of competent jurisdiction, the time for appeal of the court's decision has elapsed and no appeal has been taken. In the event an Original Ulrich Permitted Transferee does not elect to purchase all of the Marital Shares and Other Shares, if any within the applicable Option Exercise Period, then the Stockholder of whom the Original Ulrich Permitted Transferee is a Permitted Transferee (the "Original Ulrich Permitted Transferee's Stockholder") shall have the right and option to purchase the Marital Shares and Other Shares which the Original Ulrich Permitted Transferee did not elect to purchase from the owner or owners thereof, and if the Original Ulrich Permitted Transferee's Stockholder exercises such option as hereinafter provided, such owner or owners shall sell their Marital Shares and Other Shares to the Original Ulrich Permitted Transferee's Stockholder at the price and upon the terms set forth in Paragraphs 5.25 and 5.26, below. Such option shall be exercisable by written notice from the Original Ulrich Permitted Transferee's Stockholder to David, Sr., Agatha, the Selling Spouse or the personal representative of the estate of the Selling Spouse within fifteen (15) days after the expiration of the Option Exercise Period applicable to the Original Ulrich Permitted Transferee.

       5.22. David, Sr.'s, Agatha's and Other Stockholders' Right to Purchase Shares. If the Original Ulrich Stockholder or the Original Ulrich Permitted Transferee or the Original Ulrich Permitted Transferee's Stockholder, as the case may be, does not elect to purchase all of the Marital Shares and the Other Shares, then David, Sr., Agatha, the other Stockholders and the other Permitted Transferees who own stock in the Corporation shall have the right and option to purchase the remaining Marital Shares and Other Shares at the price and upon the terms and conditions of payment described in Paragraphs 5.25 and 5.26, below, and in the manner and pursuant to the procedure set forth in Paragraph 5.23, below.

       5.23. Acceptance of Offer. David, Sr. and/or Agatha may by written notice to the Selling Spouse or the personal representative of the estate of the Selling Spouse, elect to exercise the option to purchase the remaining Marital Shares as to all or any portion of said stock within thirty (30) days after the expiration of the applicable Option Exercise Period pursuant to Paragraph 5.21, above. If David, Sr. and/or Agatha exercise their option granted hereunder, the owner or owners of the remaining Marital Shares and Other Shares shall sell such of the remaining Marital Shares and Other Shares with respect to which David, Sr. and/or Agatha have exercised their option hereunder to David, Sr. and/or Agatha at the price and upon the terms and conditions set forth in Paragraphs 5.25 and 5.26, below. If David, Sr. and/or Agatha do not exercise their option with respect to all of the remaining Marital Shares and Other Shares, the President of the Corporation shall call a meeting of all Stockholders and Permitted Transferees entitled thereto and shall follow the procedure as set forth in Paragraphs 3.2 and 3.3, above, in offering the remaining Marital Shares and Other Shares at the price and upon the terms and conditions set forth in Paragraphs 5.25 and 5.26, below If the Stockholders and Permitted Transferees exercise the option granted hereunder, the owner or owners of such remaining Marital Shares and Other Shares shall sell the remaining Marital Shares and Other Shares which the Stockholders and Permitted Transferees have elected to purchase to such Stockholders and Permitted Transferees at the price and upon the terms and conditions set forth in Paragraphs 5.25 and 5.26, below.

       5.24. Unaccepted Shares. If there are Marital Shares and Other Shares which are not purchased pursuant to Paragraphs 5.21 through 5.23, above, then the transferee or transferees thereof may continue to hold them, and such transferee or transferees shall not be subject to or have rights under this Agreement.

       5.25. Purchase Price. The purchase price for each Marital Share and Other Share purchased pursuant to Paragraphs 5.21 through 5.23, above, shall be an amount equal to seventy-five percent (75%) of the market value of such stock, determined as provided in Article VI, below, in the case of the dissolution of the marriage and market value in the case of death.

       5.26. Closing; Payment Terms. The closing for any purchase and sale of Marital Shares and Other Shares shall occur on such date as the purchaser shall designate, but in no event more than ninety (90) days after the end of the applicable Option Exercise Period. The purchase price for Marital Shares and Other Shares purchased under this Article V shall be payable upon the applicable terms set forth in Paragraph 7.32, below.

       5.27. Ulrich Stockholder to Vote Shares. Except as may be otherwise provided in this Agreement, the Original Ulrich Stockholder shall vote all Marital Shares and Other Shares with respect to all matters which come before the shareholders of the Corporation until the date of closing for any purchase of Marital Shares and Other Shares hereunder or, in the event no such purchase takes place, until the time period during which all purchases of Marital Shares and Other Shares permitted hereunder are to occur has expired. Except as otherwise provided in this Agreement, each holder of Marital Shares and Other Shares shall, upon request of the Original Ulrich Stockholder or Original Ulrich Permitted Transferee, execute and deliver to the Original Ulrich Stockholder or the Original Ulrich Permitted Transferee a proxy granting him the absolute and unrestricted right until such date to vote any Marital Shares and Other Shares held by such transferee and, upon expiration of such proxy or receipt of an opinion of counsel to the effect that there is any defect therein for any purpose, a replacement of such proxy. All proxies delivered pursuant to the preceding sentence will be in form and substance reasonably satisfactory to the Original Ulrich Stockholder or the Original Ulrich Permitted Transferee.

ARTICLE VI

Determination of Value

       The market value of the Common Stock of Corporation where required for purposes of this Agreement shall be determined as of the close of the calendar quarter ending immediately preceding the date (i) of the offer pursuant to Paragraph 3.1, above, (ii) of the event permitting the purchase if stock is to be purchased pursuant to Paragraph 3.6, above, or Article IV, above, or (iii) of the death of the Selling Spouse or (iv) of the Dissolution Order, as the case may be, pursuant to Paragraphs 5.21, 5.22 and 5.23, above. For purposes of this Agreement, "market value" shall mean the price of Corporation's Common Stock as fixed by Corporation's Board of Directors for purposes of Corporation's Dividend Reinvestment Plan.

ARTICLE VII

Closing and Payment of Purchase Price

       7.1. Time and Place of Closing. Except as may be otherwise provided in this Agreement, Closing shall occur at the Corporation's office on such day as the purchaser shall select; provided, however, Closing shall not occur later than sixty (60) days after the date on which the market value of the Corporation's stock is finally determined pursuant to Article VI, above. The purchaser or purchasers shall notify the seller or sellers in writing of the exact date and time of Closing at least fifteen (15) days prior to the date of Closing.

       7.2. Transfer of Shares and Payment of Purchase Price. At Closing, the seller shall deliver to the purchaser the certificates evidencing ownership in the shares subject to the sale properly endorsed or with properly executed stock powers and all such instruments or documents as may be required by the purchaser in connection with the transfer of said shares.

       7.3. Payment of Purchase Price. The purchase price of the shares subject to the sale shall be payable as follows:

       7.31. If the purchase is made pursuant to Paragraph 3.1, above, the purchaser may elect to pay the purchase price for said stock either on the same terms and conditions as set forth in the offer of sale to David, Sr., Agatha, the other Stockholders and Permitted Transferees or upon the terms set forth in Paragraph 7.32, below. If such an election is not made, payment shall be upon the terms set forth in Subparagraph 7.32, below.

       7.32. If a purchaser shall elect under Paragraph 7.31, above, to pay the purchase price for shares to be purchased pursuant to the terms set forth in this Paragraph, or if a purchase is to be made pursuant to any paragraph other than Paragraph 3.1 of this Agreement, the purchase price shall be paid in five (5) equal annual installments, with the first installment payable at Closing; provided, however, that the purchaser shall have the right at any time to prepay all or any portion of the unpaid balance of the purchase price. Said installment payments shall be evidenced by a promissory note which shall provide for interest payable at a rate equal to the prime rate of interest charged by Tri City National Bank of Oak Creek, Wisconsin, on ninety (90) day loans to responsible and substantial commercial borrowers on the date of Closing. Such rate shall be determined as of the Closing and shall apply for the following twelve (12) months. The rate shall be redetermined each anniversary date and shall be applicable for the succeeding twelve (12) month period. Interest shall be payable together with each installment of principal.

       7.4. Purchase by Stockholders. Whenever David, Sr., Agatha, a Stockholder or Permitted Transferee purchases shares of capital stock under this Agreement, such purchaser, unless he shall have paid the entire purchase price in cash, shall, following the delivery of the purchased stock, endorse the new certificates of stock issued to such purchaser and deliver the same to seller as collateral security for the payment of the unpaid purchase price, and such capital stock shall be so held until the entire purchase price shall be paid. While such capital stock shall be held as collateral security and so long as the purchaser is not in default under the promissory note, the purchaser shall be entitled to all dividends and voting rights with respect thereto unless otherwise provided in this Agreement.

ARTICLE VIII

Endorsement on Certificates

       Upon execution of this Agreement, the Stockholders shall surrender to Corporation all certificates evidencing ownership of stock in the Corporation. The Corporation shall return said certificates to the Stockholders after placing upon the certificates the following endorsement:

       The shares of Tri City Bankshares Corporation represented hereby and the disposition thereof are subject to the terms of an Agreement entered into between David A. Ulrich, Sr., Agatha T. Ulrich and certain shareholders dated March 1, 1995. A copy of such Agreement is on file at principal office of the Corporation and may be inspected by any person upon request during normal business hours.

Likewise, the Corporation shall place the above endorsement upon any stock certificate which it may hereafter issue in the name of Stockholders or in the name of any person to whom shares of Corporation's stock subject to this Agreement may be transferred.

ARTICLE IX

Notice

       Any notice, offer, acceptance or demand required or permitted to be given under this Agreement shall be sufficient if in writing and if sent by registered or certified mail to the address of David, Sr., Agatha, a Stockholder or Permitted Transferee as the same shall appear on the stock transfer book of the Corporation, or the legal residence or place of business of the Personal Representative of David, Sr., Agatha or any Stockholder or Permitted Transferee or Trustee or, in the case of the Corporation, the principal office of the Corporation.

ARTICLE X

Specific Performance

       The parties hereto hereby declare that it is impossible to measure in money the damages which will accrue to David, Sr., Agatha, any Stockholder, Permitted Transferee or Personal Representative or Trustee by reason of the failure to perform any of the obligations under this Agreement. Therefore, if David, Sr., Agatha, any Stockholder or Permitted Transferee or any Personal Representative thereof or Trustee shall institute any action or proceeding to enforce the provisions hereof, any person against whom such action or proceeding is brought hereby waives the claim or defense therein that David, Sr., Agatha, such Stockholder, Permitted Transferee, Trustee or Personal Representative has or may have an adequate remedy at law, and such persons shall not urge in any such action or proceeding the claim or defense that such remedy at law exists, and shall consent to judgment granting specific performance of this Agreement.

ARTICLE XI

Termination of Agreement

       This Agreement shall terminate upon any of the following events:

       (a) Liquidation or dissolution of the Corporation.

       (b) The mutual agreement of the parties who are from time to time bound by this Agreement to its termination.

       (c) If at any time all of the issued and outstanding stock of the Corporation subject to this Agreement shall be owned by David, Sr., Agatha or only one Stockholder or Permitted Transferee who owns stock in the Corporation.

       (d) At the option of David, Sr. or Agatha in contemplation of a transfer or sale of substantially all of the assets of the Corporation, a sale of a controlling interest in the Corporation or a merger or consolidation of the Corporation or an underwritten public offering of the stock of the Corporation.

ARTICLE XII

Miscellaneous

       12.1. Additional Shares of Stock. The provisions of this Agreement shall apply with respect to any additional shares of the stock of the Corporation which the Stockholders or their transferees shall acquire whether by purchase, gift, stock dividend, stock split, recapitalization, reorganization or by any other means.

       12.2. Personal Representatives. For purposes of this Agreement, the personal representatives of a Stockholder or transferee shall be that person or persons and/or corporation or corporations duly appointed by the court exercising jurisdiction over the administration of such Stockholder's or transferee's estate.

       12.3. Trustees as Successor. After the death of the last to die of David, Sr. and Agatha, the rights, options, powers and entitlements of David, Sr. and Agatha under this Agreement shall vest in the Trustees of the David A. Ulrich Living Trust as established by David, Sr. under a Trust Agreement dated August 24, 1992 and as it may subsequently be amended, or of any other Living Trust that David, Sr. may create for his primary benefit during his lifetime or of any Trust created under such Living Trusts after the death of David, Sr.

       12.4. Use of Words. The use of words of the masculine gender is intended to include, wherever appropriate, the feminine or neuter gender and vice versa. The use of words of the singular is intended to include, wherever appropriate, the plural and vice versa.

       12.5. Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, successors and assigns.

       12.6. Governing Law. This Agreement and all questions arising in connection herewith shall be governed by the laws of the State of Wisconsin.

       IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day, month and year first above written.

/s/ David A. Ulrich, Sr. David A. Ulrich, Sr.

/s/ Agatha T. Ulrich Agatha T. Ulrich

STOCKHOLDERS:

/s/ David A. Ulrich, Jr. David A. Ulrich, Jr.

/s/ Marilyn T. Ulrich Graves Marilyn T. Ulrich Graves

/s/ Kathleen L. McGarry Kathleen L. McGarry

/s/ Thomas G. Ulrich, Sr. Thomas G. Ulrich, Sr.

/s/ Brian McGarry Brian McGarry

/s/ Vicki Ulrich Vicki Ulrich

/s/ Debra Ulrich Debra Ulrich

/s/ Rebecca McGarry Rebecca McGarry

/s/ Lisa A. Ulrich Lisa A. Ulrich

/s/ Michael McGarry Michael McGarry

DAVID A. ULRICH IRREVOCABLE TRUST U/A Dated December 21, 1984

By: /s/ Agatha Ulrich Agatha Ulrich, Trustee

By: /s/ Gerald J. Kahn Gerald J. Kahn, Trustee

/s/ Kathleen L. McGarry Kathleen McGarry as Custodian for Erin McGarry under the Wisconsin Uniform Gifts to Minors Act and Wisconsin Uniform Transfers to Minors Act

/s/ Kathleen L. McGarry Kathleen McGarry as Custodian for Colleen McGarry under the Wisconsin Uniform Gifts to Minors Act and Wisconsin Uniform Transfers to Minors Act

/s/ Thomas G. Ulrich, Sr. Thomas G. Ulrich, Sr. as Custodian for Thomas G. Ulrich, Jr. under the Wisconsin Uniform Gifts to Minors Act and Wisconsin Uniform Transfers to Minors Act

/s/ Marilyn T. Ulrich Graves Marilyn T. Ulrich Graves as Custodian for Robert F. Graves, Jr., under the Wisconsin Uniform Gifts to Minors Act and Wisconsin Uniform Transfers to Minors Act

/s/ David A. Ulrich, Jr. David A. Ulrich, Jr. as Custodian for Alexandria L. Ulrich under the Wisconsin Uniform Transfers to Minors Act

Form of Spousal Consent and Acknowledgement

       I acknowledge that I have read the foregoing Agreement and that I understand its contents. I am aware that by its provisions my spouse agrees to sell all shares of stock of the Corporation held by him or her on this date, or hereafter acquired, upon the occurrence of certain events. I am further aware that included in such sale shall be any interest I have in any such shares (including without limitation any right or interest by operation of the Wisconsin Marital Property Act, Chapter 766 of the Wisconsin Statutes or by operation of any other law) and such interest of any of my heirs, legatees or other transferees. I hereby consent to such sale, approve the provisions of the Agreement, agree to sell any interest I may have in any such shares as required by the Agreement, agree that those shares and my interest in them are subject to the provisions of the Agreement and direct the Personal Representative of my Estate to promptly comply with all of the provisions of the Agreement, including without limitation, Article V thereof. I further covenant and agree that I will take no action at any time to hinder the operation of the Agreement as to those shares or any interest which I or my transferees have in them.

Date: , 1995	Spouse: